EXHIBIT 99.1

Vitran Enters Into Interline Partnership to Serve the West Coast of the United States

TORONTO, June 6, 2013 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation firm, today announced it has entered into an interline arrangement with a prominent West Coast carrier to service its customers to the states of California, Arizona and Nevada and similarly with a second carrier to service the state of Colorado. Vitran will continue to focus on regional business within its core geographic footprint, a contiguous area stretching from the central Great Plains to the East coast, where the company maintains 85% of its current density. Vitran will reposition its assets and resources into its core markets, which will allow for improved service to current and new customers.

Vitran Express U.S. President Chris Keylon stated, "We are extremely pleased to be able to continue to provide service to our customers to the West Coast of the United States. Our customers can expect to receive consistent, reliable service to points in California, Nevada, Arizona and Colorado."

"This partnership will allow our management team to focus on service, productivity and growth in our principal regions in the U.S. The change from direct to interline service, effective August 5, 2013, will result in the closure of seven terminals and have a positive annual financial impact of approximately $3.0 million," concluded Mr. Keylon.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: William Deluce, Interim President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664